CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 (No. 333-285625) (the “Registration Statement”) of our report dated March 20, 2025 relating to the consolidated financial statements and financial statement schedules of Equitable Financial Life Insurance Company of America and consent to the incorporation by reference of our report dated March 20, 2025 relating to the consolidated financial statements and financial statement schedules of Equitable Financial Life Insurance Company. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

September 16, 2025